Media Information:

Mike Barone

713-275-8243

mbarone@greenbank.com

Investor Relations:

713-275-8220
investors@greenbank.com

PRESS RELEASE

For immediate release

GREEN BANCORP ACQUIRES SP BANCORP

Green Bank expansion continues in North Texas with SharePlus Bank addition

HOUSTON, Texas (October 20, 2014) — On Friday, October 17, Green Bancorp,  Inc.,  NASDAQ: GNBC,  the parent holding company of Green Bank, N.A., completed the previously announced acquisition of SP Bancorp, Inc., NASDAQ: SPBC,  the parent holding company of SharePlus Bank, a Texas-chartered state-bank headquartered in Dallas.  The sale was for $46.2 million in cash, or approximately $29.55 per share.

As of June 30, 2014, Green Bancorp, Inc., on a consolidated basis, reported total assets of $1.8 billion, total loans of $1.4 billion and total deposits of $1.5 billion.

As of the same date,  SP Bancorp, on a consolidated basis, reported total assets of $335.1 million, total loans of $250.2 million and total deposits of $269.0 million.

“This is solid move for Green Bancorp,” said Manny Mehos, founder and chairman of the board.  “SharePlus increases our presence in the growing affluent areas of North Dallas and provides a new business line with its established mortgage-lending group.  I’d like to thank our teams for their ongoing work as we integrate operations.”

Green Bank converted SharePlus’ banking systems over the weekend.  The combined banking operations now include 16 locations operating as Green Bank in Dallas (7), Houston (7), Austin (1) and Louisville, KY (1).

###

--more--

GREEN BANCORP ACQUIRES SP BANCORP

About Green Bancorp, Inc.

Headquartered in Houston, Green Bancorp, Inc. is a bank holding company that operates Green Bank, N.A., in Houston, Dallas and Austin. Commercial-focused, Green Bank is a nationally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.

Forward Looking Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Green Bancorp and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Green Bancorp's control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Green Bancorp can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Green Bancorp's securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Green Bancorp's Final Prospectus on Form 424(b)(4) and other reports and statements Green Bancorp has filed with the SEC. Copies of the SEC filings for Green Bancorp may be downloaded from the Internet at no charge from investors.greenbank.com.